Exhibit 99.1

The income statement data and balance sheet data of CME Group Inc. (the company) presented in the following selected financial data in this Exhibit 99.1 is the same as the income statement data and balance sheet data presented in Item 6 of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission (SEC) on February 28, 2012 (the 2011 Annual Report), except that the per share data included in the following selected financial data has been modified to reflect on a retrospective basis the five-for-one split of the company’s Class A common stock effected by way of a stock dividend to the company’s Class A and Class B shareholders effective July 20, 2012, and except that the following selected financial data includes, for each of the periods shown, the weighted average number of common shares, which reflects such stock split on a retrospective basis. The following selected financial data should be read in conjunction with the other information in the company’s Current Report on Form 8-K of which this Exhibit 99.1 is a part and the information in the 2011 Annual Report, the company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012 and the other documents filed by the company with the SEC since February 28, 2012.

SELECTED FINANCIAL DATA

	Year Ended or At December 31
(dollars in millions, except per share data; shares in thousands)	2011	2010	2009	2008	2007
Income Statement Data:
Total revenues	$3,280.6	$3,003.7	$2,612.8	$2,561.0	$1,756.1
Operating income	2,021.1	1,831.1	1,589.1	1,582.2	1,051.9
Non-operating income (expense)	(84.6)	(109.2)	(151.6)	(334.2)	43.9
Income before income taxes	1,936.5	1,721.9	1,437.5	1,248.0	1,095.8
Net income attributable to CME Group	1,812.3	951.4	825.8	715.5	658.5
Earnings per common share attributable to CME Group:
Basic	$5.45	$2.87	$2.49	$2.44	$3.01
Diluted	5.43	2.86	2.48	2.43	2.99
Cash dividends per share	1.12	0.92	0.92	1.92	0.69
Weighted average number of common shares:
Basic	332,737	331,493	331,828	293,689	218,770
Diluted	333,811	332,475	332,739	294,836	220,535

Balance Sheet Data:
Total assets	$40,758.7	$35,046.1	$35,651.0	$48,158.7	$20,306.2
Short-term debt	—	420.5	299.8	249.9	164.4
Long-term debt	2,106.8	2,104.8	2,014.7	2,966.1	—
Shareholders’ equity	21,552.0	20,060.1	19,301.0	18,688.6	12,305.6